CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Form 1-K of our independent auditor’s report dated April 15, 2023, with respect to the audited balance sheet of The Holiday Lifestyle Fund 1, LLC as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2022 and 2021, and the related notes to the financial statements.

Very truly yours,

Assuarance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

April 26, 2023